Exhibit 10.4

UNITED RENTALS, INC.
SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT and GENERAL RELEASE (this “Agreement”) made on the date indicated below between United Rentals, Inc. (“United Rentals”) (United Rentals, together with all of its subsidiaries, parents, and any other affiliates shall herein be referred to as the “Company”), and Martin Welch III (“Employee”) (the Company and Employee shall collectively be referred to as the “Parties”). The Parties hereby agree as follows:

1.          Termination of Employment. Except as otherwise provided in this Section 1, Employee’s employment with the Company shall terminate on March 31, 2009 (the “Termination Date”). Notwithstanding the foregoing, the Company may terminate at any time upon two days notice to the Employee (an “Early Termination”) and, if the Early Termination is effected either at the Employee’s request or as a result of the Employee failing to provide reasonable Services (as defined below), as determined by the Company in its good faith discretion, then the Termination Date shall be considered the date of such Early Termination.

2.          Duties During Transition Period; Base Salary and Benefits During Transition Period.

(a)

Duties During Transition Period. As of December 1, 2008 (the “Transition Date”), Employee ceased to be Chief Financial Officer and Executive Vice President of the Company. After the Transition Date, Employee shall not be an officer of the Company or any of its subsidiaries. Beginning on the Transition Date and continuing through the Termination Date (the “Transition Period”), as and to the extent requested by the Company from time to time, Employee shall perform the following duties (collectively, the “Services”): (a) act as a historical and knowledge resource to Company employees in connection with matters related to the Company, including financial matters, as requested by the Company, (b) train and transition his responsibilities to other Company employees, and (c) such other duties reasonably requested by the Company. The Services to be performed by the Employee pursuant to the foregoing sentence are expected to be performed by the Employee on at least an 80% of full-time basis. During the Transition Period, Employee shall retain his current office at the Company’s Greenwich, Connecticut headquarters.

(b)

Base Salary and Benefits During the Transition Period. During the Transition Period, Employee shall continue to be paid a base salary at the annual rate of $562,500 and shall be eligible for benefits under any Company benefits plan or program or otherwise, except as otherwise required under (i) the terms of a Company benefits plan or program or (ii) applicable law. Notwithstanding the foregoing, Employee shall not be entitled to an annual cash incentive bonus with respect to any portion of the Transition Period after December 31, 2008.

3.          Consideration. Although, in the absence of this Agreement, the Company is not required to provide the full amount of the following consideration to Employee, the Company, in exchange for promises made herein by Employee, shall provide Employee with the following aggregate benefits:

(a)	Installment Payments. The Company agrees to pay Employee $1,068,750, payable in 26 bi-weekly payroll installments of $41,105.77 commencing on April 1, 2009.

(b)

2008 Annual Cash Incentives Bonus. Regardless of the Termination Date, Employee shall be entitled to receive a 2008 annual cash incentive bonus subject to the terms of the award previously made to him, the achievement of pre-established performance goals set forth therein, the terms and conditions of the Company’s Annual Incentive Compensation Plan and certification of such achievement, and the amount of the bonus, by the Compensation Committee of the Company. The payment of the 2008 annual cash incentive bonus, if any, shall be payable at the time such bonuses are paid to other executives of the Company.

(c)

Restricted Stock. Employee’s “performance-based” restricted stock units granted pursuant to the Company’s 2001 Comprehensive Stock Plan (the “Stock Plan”) and the Restricted Stock Unit Agreement entered into by and between the Company and Employee, dated as of May 30, 2006 (the “RSU Agreement”), shall continue to vest through December 31, 2008 with the achievement of the performance objectives set forth in the RSU Agreement to be determined by the Compensation Committee at the same time as, and consistent with its determinations for other executives. Any performance-based restricted stock units thereafter remaining shall be forfeited. Employee’s “time-based” restricted stock units granted pursuant to the Plan and the RSU Agreement shall continue to vest in accordance with the Plan and the RSU Agreement until the Termination Date, with a pro rata number of “time-based” restricted stock units vesting, as applicable, in accordance with the provisions of the Restricted Stock Agreement for a termination without Cause or for Good Reason. Any “time-based” restricted stock units remaining thereafter shall be forfeited on the Termination Date.

(d)

Accrued, Unused Vacation. The Company shall also make a lump sum payment to Employee for his accrued but unused vacation as of the Termination Date. Such payment shall be made by the Company following the Termination Date in accordance with its standard payroll practices.

(e)

Taxes and Withholdings; Section 409A. The payments and benefits to be made pursuant to this Section 3 and in Section 2 shall be subject to all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings. The Company makes no representations regarding the tax implications of the compensation, payments and benefits to be paid to Employee under this Agreement. It is the intention of the parties that payments and benefits under this Agreement be interpreted to be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. Notwithstanding anything herein to the contrary, if (i) at the time of Employee’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company other than as a result of his death, (ii) Employee is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), (iii) one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s separation from service with the Company (or the earliest date as is permitted under Section 409A). Any payment deferred during such six-month period shall be paid in a lump sum on the day following such six-month period. Any remaining payments or benefits shall be made as otherwise scheduled under this Agreement. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute deferred compensation under Section 409A, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

(f)

Cobra. Provided that Employee timely elects continuation health benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay through the COBRA Payment End Date (as defined below) for the monthly premiums for the level of coverage Employee maintained on the Termination Date. The “COBRA Payment End Date” shall be the earlier of (i) 12 months following the Termination Date and (ii) the date Employee becomes employed by a third party and is eligible for coverage under the group benefits plan of the new employer. If during the period Employee is receiving this benefit, Employee obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Employee must notify the Company in writing of such new employment so that the Company receives such notification prior to the commencement of this employment.

4.          Non-Admission of Liability. The Company is providing Employee with the consideration described in this Agreement in exchange for Employee’s agreement to undertake certain obligations and for Employee releasing the Company and related parties from any claims he may have against the Company and the related parties, as described herein. The fact that the Company is offering this consideration to Employee is not an admission that the Company has violated Employee’s rights (or the rights of anyone else), any statute or law, or breached any duty or obligation in any manner whatsoever.

5.          Release and other Promises. The intent of this section is to secure Employee’s release of claims against the Company or anyone connected with it for any harm Employee may claim to have suffered for any period prior to his execution of this Agreement in connection with Employee’s employment or the termination of Employee’s employment, in return for the benefits described in this Agreement. Accordingly, in exchange for the consideration described above, Employee hereby agrees as follows:

(a)

Release. In consideration of the foregoing, Employee hereby releases and forever discharges the Company and all of its present, former and/or future officers, employees, directors, stockholders, agents, representatives, partners, administrators, attorneys, insurers, fiduciaries, subsidiaries, divisions, affiliates, predecessors, successors and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all liabilities, causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, grievances, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, and whether asserted or unasserted (“Claims”), (i) which Employee may have or claim to have based upon or in any way related to Employee’s employment or termination of employment with the Company, for any period prior to his execution of this Agreement, (ii) which otherwise involve facts that occurred during any period prior to Employee’s signing of this Agreement, or (iii) otherwise arising under the Employment Agreement, made as of March 7, 2006, between the Parties (the “Employment Agreement”) or any incentive, welfare or pension plans of the Company. Such released Claims include, without limitation, any and all Claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the Connecticut Human Rights Act, Conn. Gen. Stat. §46a-51, et. seq., and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment, each as amended. This includes but is not limited to any and all Claims growing out of any legal restrictions on the Company’s right to terminate its employees, including specifically the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”). Such released Claims also include, without limitation, any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan or program arising under any Company policy, procedure, or employee benefit plan; any and all Claims for wages, commissions, bonuses, continued employment with the Company in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorney’s fees and costs. Notwithstanding the foregoing, nothing contained herein shall interfere with or waive Employee’s right to enforce this Agreement or any other agreement between the Parties to the extent expressly preserved by this Agreement.

(b)

Subsequent Release. Notwithstanding anything herein to the contrary, the Company’s payments described in Section 3(a) hereof shall be contingent on Employee’s execution of, and delivery to, the Company on or after March 16, 2009 and on or before March 20, 2009, the General Release attached hereto as Exhibit A and Employee not revoking such release within seven days of his delivery of such release. If Employee fails to timely execute and deliver the release or revokes the release, the Company shall not be obligated to make the payments described in Section 3(a) hereof.

(c)

No Prior Lawsuits or Assignments. Employee hereby represents that Employee has not filed, or assigned to any other person or entity any Claim against the Released Parties relating to Employee’s employment and/or separation from employment with the Company, or otherwise involving facts which occurred in any period prior to Employee’s signing of this Agreement.

(d)

Continued Obligations Under the Employment Agreement. Employee agrees that it is a material condition of this Agreement that Employee comply with Sections 5, 6 and 7 of the Employment Agreement, which are incorporated by reference herein.

6.          Indemnification. The Parties shall continue to comply with the terms of the Indemnification Agreement between the Company and Employee dated September 12, 2005 (the “Indemnification Agreement”). Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the Parties with respect to indemnification (including dispute resolution, governing law and notice) shall be governed by the Indemnification Agreement.

7.          Acknowledgments. By signing this Agreement below, Employee hereby acknowledges as follows:

(a)

Sufficiency of Consideration. The consideration received by Employee in Section 3 of this Agreement in exchange for the releases contained or referred to in Section 5 and the other promises contained in this Agreement, are greater in value than anything else which Employee may have otherwise been entitled under any existing Company separation, benefit or compensation policy if Employee did not execute this Agreement.

(b)

Entire Agreement; Prior Agreements. This Agreement contains the entire agreement between Employee and the Company regarding the subject matter hereto and, as such, fully supersedes any and all prior agreements or understandings between Employee and the Company pertaining to the subject matter addressed in this Agreement (including, without limitation, the Employment Agreement); provided, that, this Agreement shall not supersede, replace, or otherwise affect in any manner, (i) Employee’s continuing obligations under Sections 5, 6 and 7 of the Employment Agreement, (ii) the Indemnification Agreement, and (iii) the Restricted Stock Unit Agreement. Employee has carefully read and fully understands all of the provisions of this Agreement, which, except as noted in this Agreement, sets forth the entire understanding between Employee and the Company. In agreeing to the terms of this Agreement, Employee is not relying upon any written or oral promise or representation made to Employee by any employee or representative of the Company, other than the promises contained herein. This Agreement may not be amended, superseded, cancelled or terminated other than in a writing expressly referencing this Agreement and signed both by Employee and by the Company or its attorney or other designated representative.

8.          Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

9.          Return of Company Property. On the Termination Date or upon earlier request by the Company, Employee shall return to the Company any Company property in Employee’s possession, custody or control.

10.        Choice of Law; Forum. This Agreement (including any of Employee’s continuing obligations under the Employment Agreement pursuant to Section 5(d) hereof) shall be governed by the laws of the State of Delaware without giving effect to the principle of choice of law thereof. The interpretation and enforcement of the provisions of this Agreement (including any dispute regarding Employee’s continuing obligations under the Employment Agreement other than the rights subject to Section 7(i)(ii) thereof) under the auspices of the American Arbitration Association in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and before a panel of three arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators may be entered into any state or federal courts sitting in Fairfield County, Connecticut.

11.          Notice. Whenever any notice (other than a notice of Early Termination) is required or permitted hereunder, it shall be given in writing addressed as follows:

To the Company:	United Rentals, Inc.
Five Greenwich Office Park
Greenwich, Connecticut 06830
Facsimile: (203) 622-6080
Attention: Chief Executive Officer

To the Executive:	To his home address as shown on the records of the Company, Attention: Martin Welch III

Notice shall be deemed given and effective (a) three (3) business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, (b) when received by the addressee, if sent by a nationally recognized air courier for next day delivery service (receipt requested), or (c) upon personal delivery (with written confirmation of receipt). Either party may change the address for notice by notifying the other party of such change in accordance with this Section 11. A notice of Early Termination may be given verbally or in any written or electronic (including email) manner, and shall be effective upon receipt.

12.          Assignment and Transfer. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Employee’s consent to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise), and upon such assignment this Agreement shall be binding upon such successor or assignee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Employee shall die, all amounts payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s estate.

13.          No Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any other term, condition or covenant contained herein or on any subsequent default or breach of the same term, condition or covenant.

14.          No Obligation to Mitigate. In no event shall Employee be obliged to seek other employment or consulting or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Employee as a result of self-employment or employment by another employer.

15.          No Right of Set-off, Etc. Except as set forth in this Agreement, the obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others.

16.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Execution of this Agreement by the Parties evidenced by signatures transmitted by facsimile or electronic mail shall be deemed the same as original signatures.

ACCEPTED AND AGREED

United Rentals, Inc.

By:	/s/ Michael J. Kneeland

Michael J. Kneeland
Chief Executive Officer

Dated: December 31, 2008

/s/ Martin Welch

Martin Welch III

Dated: December 30, 2008